May 31, 2001

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, DC 20549

    Re:  Provell, Inc.
           Form S-3 Registration Statement No. 333-58932 (the "Registration Statement")

Ladies and Gentlemen:

    This opinion is furnished in connection with the Registration Statement on Form S-3, Registration No. 333-58932 (the "Registration Statement") filed with the Securities and Exchange Commission by Provell, Inc. (the "Company") covering shares of Class A Common Stock, par value $.01 (the "Common Stock"), reserved for issuance upon conversion of its 10% senior convertible notes and its series E preferred stock into which the notes are convertible.

    We have acted as counsel to the Company and, as such, have examined the Company's Restated Articles of Incorporation as amended, Bylaws as amended and such other corporate records and documents as we have considered relevant and necessary for the purpose of this opinion. We have participated in the preparation and filing of the Registration Statement. We are familiar with the proceedings taken by the Company with respect to the authorization and proposed issuance of shares of Common Stock pursuant to the Plan as contemplated by the Registration Statement.

    Based on the foregoing, we are of the opinion that:

    1.  The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

    2.  The Company has corporate authority to issue the shares of Common Stock covered by the Registration Statement.

    3.  The 7,800,000 shares of Common Stock proposed to be issued upon conversion of its 10% senior convertible notes and its series E preferred stock into which the notes are convertible as described in the Registration Statement will, when issued, be duly and validly issued, fully paid and non-assessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the prospectus which constitutes a part of the Registration Statement

                      Sincerely,

                      Bruce J. Parker

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